Exhibit 10.2(v)

January 28, 2009

Name: David Lilley
No. of Share: 15,000
Per Share Exercise Price: $22.45

Dear Mr. Lilley:

As a director of Cytec Industries Inc. (the "Company"), you have been granted by the Compensation and Management Development Committee (the "Committee") of the Company's Board of Directors a non-qualified stock option to purchase not more than the aggregate number of shares of Common Stock of the Company, par value $.01 per share (“Common Stock”) set forth above at the per share exercise price set forth above, all subject to the terms and conditions hereof and of the Company’s 1993 Stock Award and Incentive Plan, as amended (the “Plan”). A copy of the Plan, under which this option is granted to you, will be made available to you on request by contacting the undersigned.

The date of grant of this option is the date of this letter, which is the date on which the Committee voted to grant this option. This grant was subsequently ratified by the independent directors of the Company. The per share exercise price set forth above is equal to the closing market price of Cytec common stock on the NYSE on the date of grant.

Upon receipt by the Company of notification of exercise of option in the form prescribed from time to time by the Committee, and upon receipt of the exercise price per share multiplied by the number of shares being purchased pursuant to such exercise, the Company will cause a certificate or certificates for such shares then purchased to be delivered to the person entitled thereto.

Certain restrictions with respect to the option include, but are not limited to, the following:

(1) This option must be exercised if at all and to the extent exercised, no later than ten years from the date of grant.

(2) This option shall vest and be exercisable in cumulative installments over a period of five years as follows: to the extent of not more than one-fifth of the number of shares subject hereto, at any time after the expiration of the first year of the term hereof; to the extent of not more than an additional one-fifth of such shares, at any time after the expiration of the second year of such term; to the extent of not more than an additional one-fifth of such shares, at any time after the expiration of the third year of such term; to the extent of not more than an additional one-fifth of such shares, at any time after the expiration of the fourth year of such term and to the extent of the remainder of such shares, at any time after the expiration of the fifth year of such term; provided that, as specified in Section 7 of the Plan, this grant shall be immediately exercisable in full upon a Change of Control (as defined in the Plan).

(3) This option is not transferable otherwise than by will or by the laws of descent and distribution or, if then permitted under Rule 16b-3 under the Securities Exchange Act of 1934, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code and it may be exercised during your lifetime, only by you or your guardian or legal representative; provided however, upon any transfer, this option shall be exercisable by the transferee only to the extent that it would be exercisable by you if it had not been transferred. Notwithstanding the prior sentence, you may transfer this option, in whole or in part, to (i) your spouse, (ii) your child or children, (iii) your grandchild or grandchildren or (iv) a trust for any of the foregoing; provided that the transfer shall be subject to all of the terms of the Plan and this grant letter and, in addition, (A) the transferred option may not be retransferred except to you, (B) you remain liable for all withholding taxes payable on account of this option, (C) the Company may place transfer restrictions against any shares of Common Stock issued to a transferee upon exercise of this option in order to assure compliance with the Securities Act of 1933, as amended, (D) you give prompt written notice of the transfer to the Secretary of the Committee including name, address, tax I.D. number and date of birth of the transferee, number of shares subject to the transfer, and such other information as the Company may require, and (E) this option shall be exercisable by the transferee only to the extent that it would be exercisable by you if it had not been so transferred.

(4) If, prior to January 29, 2014, you become an officer, director, employee or consultant to any entity which the then Chief Executive Officer of the Company, in his sole judgment, considers to be a principal competitor in any of the Company’s then product lines which was also a product line manufactured and sold by the Company prior to December 31, 2008, this option shall terminate, to the extent not theretofore exercised, on the date you first become such officer, director, employee or consultant.

Your exercise of this option, in whole or in part, constitutes your agreement (i) to pay the Company promptly, on demand, any withholding taxes due in respect of the exercise of this grant, (ii) that the Company, its subsidiaries and affiliates may deduct an amount equal to such withholding taxes from any amounts owing to you by the Company and/or any of such subsidiaries or affiliates and (iii) that the Company may withhold from you shares of Common Stock until the withholding taxes have been paid.

The Company reserves the right to require this option to be exercised only within the United States and to require stock certificates issuable to you upon such exercise to be delivered only within the United States to you or to such person who is appropriately authorized by you.

Prior to the earliest time that this option may be exercised by you, the Company will deliver to you a prospectus which meets the requirements of the Securities Act of 1933, as amended, and which further describes the Plan and options granted thereunder.

In no event is the grant of this option to you to be deemed, directly or indirectly, a recommendation by the Company that you at any time exercise this option.

This grant and the exercise of this option are subject to the terms and conditions hereof and of the Plan. A copy of the Plan, under which this option is granted to you, will be made available to you on request by contacting the undersigned. In the event of any conflict between the terms of this option and the provisions of the Plan, the provisions of the Plan shall govern.

Very truly yours,

CYTEC INDUSTRIES INC.

BY:	/s/ Marilyn R. Charles
M. Regina Charles,
Secretary-Compensation and Management Development Committee

Enc.

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